Exhibit 99.1

ImmunoCellular Therapeutics, Ltd. Announces

$ 8.1 million Financing

Company To Use Proceeds to Accelerate Development of ICT-107

Los Angeles, California, February 23, 2011 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular” or the “Company”) (OTCBB: IMUC), announced it has entered into securities purchase agreements with certain institutional and other investors in connection with a private placement financing. Upon the closing of the financing, ImmunoCellular will receive gross proceeds of approximately $8.1 million resulting from the sale of approximately 5.2 million units at a purchase price of $1.55 per unit. Each unit consists of one share of ImmunoCellular’s common stock and one warrant to purchase one-half share of ImmunoCellular’s common stock. The warrants will be exercisable for a five-year period and have an exercise price of $2.25 per share. The closing of the financing is subject to customary closing conditions. Proceeds from the private placement will be used to accelerate the development of ICT-107, the Company’s dendritic cell-based brain cancer vaccine as well as for general corporate purposes. ICT-107 is currently in a Phase II trial.

“We are pleased to welcome many leading life sciences investors to our investor base,” said Manish Singh, PhD, ImmunoCellular Therapeutics’ President and Chief Executive Officer. “The proceeds from this financing should allow us to accelerate the Phase II study of ICT-107, where we are hopeful that we will further validate the efficacy results we saw in the Phase I study.”

Summer Street Research Partners and Dawson James Securities, Inc. served as the exclusive placement agents for the transaction.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “Commission”) or an applicable exemption from such registration requirements. ImmunoCellular has agreed to file a registration statement with the Commission covering the resale of the shares of common stock, including shares of common stock issuable upon exercise of the warrants, sold in the private placement. Any resale of the Company’s securities under the foregoing resale registration statement shall be made only by means of a prospectus.

About ImmunoCellular Therapeutics, Ltd.

IMUC is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. The Company recently commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor associated antigens for glioblastoma. The Company’s “off the shelf” therapeutic vaccine product candidate (ICT-121) targeting cancer stem cells for multiple cancer indications is targeted by

IMUC to enter clinical trials during the first half of 2011. To learn more about IMUC, please visit www.imuc.com

Forward Looking Statements

This press release contains certain forward looking statements that are subject to a number of risks and uncertainties, including, but not limited to the risk that customary closing conditions for completion of the private placement will not be fulfilled or that ImmunoCellular will not otherwise be able to close part or all of the financing. Additional risks and uncertainties are described in IMUC’s most recently filed SEC documents, such as its most recent annual report on Form 10-K, all quarterly reports on Form 10-Q and any current reports on Form 8-K. IMUC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

ImmunoCellular Therapeutics, Ltd.

CEOcast, Inc.

Gary Nash

Investor Relations

Tel: (212) 732-4300

Email: Gnash@ceocast.com